As filed with the Securities and Exchange Commission on June 28, 2004
Registration Number 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Grey Wolf, Inc.

Co-Registrants are Listed on the Following Page.

(Exact name of registrant as specified in charter)

Texas	74-2144774
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10370 Richmond Avenue, Suite 600

Houston, Texas 77042-4136
(713) 435-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Wehlmann

Executive Vice President and Chief Financial Officer
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136
(713) 435-6100
Fax (713) 435-6171
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Nick D. Nicholas
Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, Texas 77002-2764
(713) 226-0600
Fax (713) 226-0237

     Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling securityholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Number to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Unit	Offering Price	Fee(1)

Floating Rate Contingent Convertible Senior Notes Due 2024	$125,000,000(1)	100%(2)(3)	$125,000,000(2)(3)	$15,838

Subsidiary guarantees of the Floating Rate Contingent Convertible Senior Notes Due 2024	—	—	—	—(4)

Common stock, par value $.10 per share	19,201,225(5)(6)	—(5)	—(5)	—(7)

(1)	Represents the aggregate principal amount of Floating Rate Contingent Convertible Senior Notes Due 2024 that we issued in March and April 2004.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(3)	Exclusive of accrued interest and distributions, if any.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Subsidiary Guarantees.
(5)	Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of shares of common stock to be included in this registration statement upon conversion of the notes, we calculated the number of shares of common stock issuable upon conversion of the notes at the initial conversion rate of approximately 153.6098 shares per $1,000 principal amount of the notes. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes in connection with stock splits, stock dividends, recapitalizations or similar events.
(6)	Also being registered are the rights to purchase shares of Series B Junior Participating Preference Stock, which are attached to the shares of common stock registered hereby. These rights, if issued, will be issued for no additional consideration. Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is required in connection with the registration of the rights.
(7)	No additional consideration will be received for the common stock. Therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

      The following subsidiaries of Grey Wolf, Inc. are co-registrants under the Registration Statement for the purpose of providing guarantees of payments on the Floating Rate Contingent Convertible Senior Notes Due 2024 registered hereunder:

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name	Organization	Identification Number

Grey Wolf Drilling Company L.P.	Texas	76-0590999
Grey Wolf LLC	Louisiana	72-1433406
Grey Wolf Holdings Company	Nevada	74-1987143
Grey Wolf Mexico Holdings LLC	Nevada	—
Murco Drilling Corporation	Delaware	72-0512163
Grey Wolf International, Inc.	Texas	76-0000351
DI/ Perfensa Inc.	Texas	76-0378440
DI Energy, Inc.	Texas	74-2175411

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JUNE 28, 2004

PRELIMINARY PROSPECTUS

   Grey Wolf, Inc.

$125,000,000

Floating Rate Contingent Convertible Senior Notes Due 2024 and

Common Stock Issuable upon Conversion of the Notes

      We sold $100,000,000 aggregate principal amount of our Floating Rate Contingent Convertible Senior Notes Due 2024 on March 31, 2004 and an additional $25,000,000 aggregate principal amount of the Notes on April 27, 2004 in private placements. We refer to all of the notes that we sold as the “Notes.” Selling securityholders may use this prospectus to resell from time to time their Notes and shares of our common stock issuable upon conversion of the Notes. We will not receive any of the proceeds from this offering.

          The Notes are convertible, at the option of the holder, prior to the maturity date into shares of our common stock in the following circumstances:

•	during any calendar quarter, if the closing sale price per share of our common stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price per share on the last trading day of the previous quarter;

•	if we have called the Notes for redemption;

•	during any period that the credit ratings assigned to our senior unsecured debt by both Moody’s Investors Service and Standard & Poor’s Ratings Group are reduced below B1 and B+, respectively, or if neither rating agency is rating our senior unsecured debt;

•	during the five trading day period immediately following any nine consecutive trading day period in which the average trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Notes; or

•	upon the occurrence of specified corporate transactions.

          The Notes are convertible at a conversion price of $6.51 per share, which is equal to a conversion rate of approximately 153.6098 shares per $1,000 principal amount of Notes, subject to adjustment. Our common stock is listed for trading on the American Stock Exchange under the symbol “GW.” On June 25, 2004, the closing sale price of our common stock was $4.20 per share.

          The Notes bear interest at a per annum rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 0.05%. Notwithstanding any quarterly adjustments of the interest rate, the interest rate borne by the Notes will never be less than zero or more than 6.00% in any quarter. Interest on the Notes is payable in arrears on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2004.

          The Notes will mature on April 1, 2024. We may redeem some or all of the Notes at any time on or after April 1, 2014 at a redemption price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest and liquidated damages, if any, to the date of redemption.

          Holders may require us to repurchase all or a portion of their Notes on April 1, 2014 or April 1, 2019, and upon a change of control, as defined in the indenture governing the Notes, at 100% of the principal amount of the Notes, plus accrued but unpaid interest and liquidated damages, if any, to the date of repurchase, payable in cash.

          The Notes are our senior unsecured obligations and are guaranteed by all of our wholly-owned domestic subsidiaries and any other subsidiary that guarantees any of our indebtedness or the indebtedness of our guarantors. The Notes and the guarantees rank equally with all of our and the guarantors’ other senior unsecured debt.

          We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. The Notes issued in the private placements are eligible for trading in The PORTALSM Market of the National Association of Securities Dealers, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL market.

           Investing in the Notes and our common stock issuable upon their conversion involves risks. See “Risk Factors” section beginning on page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the common stock issuable upon conversion of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004

ABOUT THIS PROSPECTUS

      This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

      A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the documents.

i

SUMMARY

      This prospectus describes the Notes and the common stock issuable upon conversion of the Notes and the general manner in which the selling securityholders may offer the Notes and the common stock issuable upon conversion of the Notes. We urge you to read this summary together with the information contained in other parts of this prospectus and the documents we incorporate by reference before making a decision about whether to invest in the Notes and the common stock issuable upon conversion of the Notes of Grey Wolf, Inc. As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our” or “Grey Wolf” refers to Grey Wolf, Inc. and its subsidiaries.

Our Company

      We are a leading provider of contract land drilling services in the United States with a domestic fleet of 127 rigs, of which 98 rigs are currently marketed. We currently have 14 cold stacked rigs, which can be redeployed as demand dictates, for an estimated $3.0 million to $3.5 million in the aggregate, bringing our total marketed fleet to 112. In addition, we have 15 rigs that can be refurbished out of inventory as demand dictates. We conduct substantially all of our operations through our subsidiaries. Our customers are independent producers and major oil and gas companies.

      We conduct our operations primarily in the markets that we believe have historically had greater utilization rates and dayrates than the average rates of all other domestic markets. Our customers use our services principally in drilling for natural gas. Natural gas reserves are typically found in deeper geological formations and generally require premium equipment and quality crews, such as we offer, to drill the wells. During 2003, approximately 98% of the wells we drilled for our customers were drilled in search of natural gas.

      Our principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042-4136, and our telephone number is (713) 435-6100. We maintain a website at http://www.gwdrilling.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

Summary of the Notes

Issuer	Grey Wolf, Inc.

Notes Offered by Selling Securityholders	$125,000,000 aggregate principal amount of Floating Rate Contingent Convertible Senior Notes Due 2024.

Maturity	April 1, 2024.

Interest	The Notes bear interest at an annual rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 0.05% except that interest for any period will never be less than zero or more than 6.00% in any quarter. Interest is payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year beginning July 1, 2004.

Ranking	The Notes are our senior unsecured indebtedness. The Notes rank senior in right of payment to all of our future subordinated indebtedness and rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The Notes are effectively subordinated to our secured indebtedness to the extent of the security. Substantially all of our assets and the assets of our subsidiaries, including our drilling equipment and the equity interests in our subsidiaries, are collateral for first priority liens securing our credit facility.

As of March 31, 2004, we had no borrowings outstanding under our credit facility. At that same date, we had $16.4 million in undrawn standby letters of credit outstanding under the facility and the ability to borrow up to $58.6 million under that facility. We are not restricted by the Notes from incurring additional indebtedness, and we and our subsidiaries have significant ability to incur liens.

The Notes are effectively subordinated to all existing and future indebtedness of our subsidiaries that are not guarantors.

Guarantees	The Notes are unconditionally guaranteed, on a joint and several basis, by all of our wholly-owned domestic subsidiaries and any other subsidiary that guarantees any of our indebtedness or the indebtedness of the guarantors. The guarantees are senior unsecured obligations of the guarantors and rank equal in right of payment with the guarantees of our 3.75% Contingent Convertible Senior Notes due 2023 (the “3.75% Senior Notes”) made by the guarantors and all existing and future unsecured and unsubordinated indebtedness of the guarantors. The guarantees are effectively subordinated to each subsidiary’s existing and future secured indebtedness to the extent of the security, including indebtedness under our credit facility, which also is secured by substantially all of each subsidiary’s assets.

Conversion Rights	Holders may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

• during any calendar quarter if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share on that 30th trading day;

• if we have called the Notes for redemption;

• during any period in which the credit ratings assigned to our senior unsecured debt by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) are reduced below B1 and B+, respectively;

• if neither Moody’s nor S&P is rating our senior unsecured debt;

• during the five trading day period immediately following any nine consecutive trading day period in which the average trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights.”

Holders may convert any outstanding Notes into shares of our common stock at the conversion price per share of $6.51. This represents a conversion rate of approximately 153.6098 shares of common stock per $1,000 principal amount of Notes. The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest.

If we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock, the conversion price will be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

Pre-Dividend Sale Price minus Dividend Adjustment Amount

Pre-Dividend Sale Price

“Pre-Dividend Sale Price” means the average closing common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

The “closing common stock price” on any date generally means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and asked prices) on such date for our common stock on the principal United States securities exchange or quotation system on which our common stock is quoted or traded or, if our common stock is not so quoted or traded, the average of the closing bid and asked prices for our common stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated.

A “trading day” means any regular or abbreviated trading day of the American Stock Exchange.

Optional Redemption	We may redeem some or all of the Notes at any time on or after April 1, 2014, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the date of redemption, payable in cash. See “Description of Notes — Optional Redemption of the Notes.”

Repurchase of Notes at the Option of the Holder	Holders of Notes may require us to repurchase their Notes on April 1, 2014 and April 1, 2019 for a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the date of repurchase, payable in cash. See “Description of Notes — Repurchase of Notes at the Option of the Holder.”

Change in Control	When a change in control, as that term is defined in “Description of Notes — Right to Require Repurchase of Notes upon a Change in Control,” occurs, holders of Notes will have the right to require us to repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the date of repurchase, payable in cash.

Sinking Fund	None.

Form of the Notes	The Notes were issued in book-entry form and are represented by one or more global notes deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers of the global notes will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Book-Entry System.”

Registration Rights	We and the guarantors entered into a registration rights agreement with the initial purchasers of the Notes for the benefit of the holders of the Notes and the shares of our common stock issuable upon conversion of the Notes. In that agreement, we agreed to file with the SEC a shelf registration statement covering resales of the Notes and the shares of our common stock issuable on conversion of the Notes. This prospectus is a part of that shelf registration statement. We also agreed to use all reasonable efforts to keep the shelf registration statement effective for two years from the first date of original issuance of the Notes or such shorter period ending upon:

• the sale pursuant to the shelf registration statement of all of the Notes and any shares of our common stock issued upon conversion of the Notes;

• the expiration of the holding period applicable to the Notes and the shares of our common stock issuable upon conversion of the Notes held by nonaffiliates of Grey Wolf under Rule 144(k) under the Securities Act, or any successor provision; and

• the Notes and any shares of common stock issued upon conversion of the Notes ceasing to be outstanding.

If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the Notes and any shares of our common stock issued upon conversion of the Notes. See “Description of Notes — Registration Rights.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the Notes or our common stock issuable upon conversion of the Notes.

Risk Factors	See “Risk Factors” and the other information contained in, and incorporated by reference in, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Listing and Trading	The Notes issued in the private placements are eligible for trading in the PORTAL market. The Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL market. We do not intend to list the Notes on any other national securities exchange or automated quotation system.

Our common stock is listed and traded on the American Stock Exchange under the symbol “GW.”

Ratio Of Earnings To Fixed Charges

      The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

Three Months
Ended	Year Ended December 31,
March 31,
2004	2003	2002	2001	2000	1999

—	—	—	5.62	—	—

      See “Ratio of Earnings to Fixed Charges” for more information regarding calculation of the ratios above.

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RISK FACTORS

      In considering whether to purchase the Notes and our common stock issuable upon conversion of the Notes, we urge you to carefully consider all the information we have included and incorporated by reference in this prospectus and any prospectus supplement. In particular, we urge you to carefully consider the risk factors described below and other information contained or incorporated by reference in this prospectus. In addition, we urge you to read “Forward-Looking Statements,” where we describe additional uncertainties associated with our business and forward-looking statements in this prospectus. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations.

RISKS RELATED TO OUR BUSINESS

A material or extended decline in expenditures by the oil and gas industry, due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors, would reduce our revenue and income.

      As a supplier of land drilling services, our business depends on the level of drilling activity by oil and gas exploration and production companies operating in the geographic markets where we operate. The number of wells they choose to drill is strongly influenced by past trends in oil and natural gas prices, current prices and their outlook for future prices. Low oil and natural gas prices, or the perception among oil and gas companies that prices are likely to decline, can materially and adversely affect us in many ways, including:

•	our revenues, cash flows and earnings;

•	the fair market value of our rig fleet, which in turn could trigger a writedown of the carrying value of these assets for accounting purposes;

•	our ability to maintain or increase our borrowing capacity;

•	our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

•	our ability to retain skilled rig personnel who we would need in the event of an increase in the demand for our services.

      Depending on the market prices of oil and natural gas, oil and gas exploration and production companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Even during periods when prices for oil and natural gas are high, companies exploring for oil and natural gas may cancel or curtail their drilling programs for a variety of other reasons beyond our control. Any reduction in the demand for drilling services may materially erode dayrates, the prices we receive for our turnkey drilling services and the utilization rates for our rigs, any of which could adversely affect our financial results. Oil and natural gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and natural gas prices, including:

•	weather conditions in the United States and elsewhere;

•	economic conditions in the United States and elsewhere;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East, Venezuela and other major producing regions;

•	governmental regulations, both domestic and foreign;

•	the pace adopted by foreign governments for exploration of their national reserves; and

•	the overall supply and demand for oil and natural gas.

An economic downturn may adversely affect our business.

      An economic downturn may cause reduced demand for petroleum-based products and natural gas. In addition, many oil and natural gas production companies often reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for our services during these periods. If the economic environment worsens, our business, financial condition and results of operations may be further adversely impacted.

The intense price competition and cyclical nature of our industry could have an adverse effect on our revenues and profitability.

      The contract drilling business is highly competitive with numerous industry participants. The drilling contracts we compete for are usually awarded on the basis of competitive bids. We believe pricing and rig availability are the primary factors considered by our potential customers in determining which drilling contractor to select. We believe other factors are also important. Among those factors are:

•	the type and condition of drilling rigs;

•	the quality of service and experience of rig crews;

•	the safety record of the company and the particular drilling rig;

•	the offering of ancillary services; and

•	the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

      While we must generally be competitive in our pricing, our competitive strategy emphasizes the quality of our equipment, the safety record of our rigs and the experience of our rig crews to differentiate us from our competitors. This strategy is less effective during an industry downturn as lower demand for drilling services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price.

      The contract drilling industry historically has been cyclical and has experienced periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Periods of excess rig supply intensify the competition in our industry and often result in rigs being idle. There are numerous competitors in each of the markets in which we compete. In all of those markets, an oversupply of rigs can cause greater price competition. Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and make any improvement in demand for drilling rigs short-lived.

We face competition from competitors with greater resources.

      Some of our competitors have greater financial and human resources than do we. Their greater capabilities in these areas may enable them to:

•	better withstand industry downturns;

•	compete more effectively on the basis of price and technology;

•	retain skilled rig personnel; and

•	build new rigs or acquire and refurbish existing rigs to be able to place rigs into service more quickly than us in periods of high drilling demand.

Our drilling operations involve operating risks which if not adequately insured or indemnified against could adversely affect our results of operations and financial condition.

      Our operations are subject to the usual risks inherent in the land drilling business including the risks of:

•	blowouts;

•	reservoir damage;

•	cratering;

•	fires, pollution and explosions;

•	collapse of the borehole;

•	lost or stuck drill strings; and

•	damage or loss from natural disasters.

      If these events occur, they can produce substantial liabilities to us which include:

•	suspension of drilling operations;

•	damage to the environment;

•	damage to, or destruction of, our property and equipment and that of others;

•	personal injury and loss of life; and

•	damage to producing or potentially productive oil and natural gas formations through which we drill.

      We attempt to obtain indemnification from our customers by contract for certain of these risks under daywork contracts but are not always able to do so. We also seek to protect ourselves from some but not all operating risks through insurance coverage. The indemnification we receive from our customers and our own insurance coverage may not, however, be sufficient to protect us against liability for all consequences of disasters, personal injury and property damage. Additionally, our insurance coverage generally provides that we bear a portion of the claim through substantial insurance coverage deductibles. Our insurance or indemnification arrangements may not adequately protect us against liability from all of the risks of our business. If we were to incur a significant liability for which we were not fully insured or indemnified, it could adversely effect our financial position and results of operations.

      Our cost of insurance increased significantly in 2003 compared to prior years, which we believe is consistent with the experience of most companies in our industry. When we renew our current insurance policies, the premiums we pay may again increase, which will increase our operating costs. Additionally, we may be unable to obtain or renew insurance coverage of the type and amount we desire at reasonable rates.

Business acquisitions entail numerous risks and may disrupt our business, dilute shareholder value and distract management attention.

      As part of our business strategy, we plan to consider acquisitions of, or significant investments in, businesses and assets that are complementary to ours. Any acquisition that we complete could have a material adverse affect on our operating results and/or the price of our securities. Acquisitions, including our recent acquisition of New Patriot Drilling Corporation, involve numerous risks, including:

•	unanticipated costs and liabilities;

•	difficulty of integrating the operations and assets of the acquired business;

•	our ability to properly access and maintain an effective internal control environment over an acquired company, in order to comply with the recently adopted and pending public reporting requirements;

•	potential loss of key employees and customers of the acquired companies; and

•	an increase in our expenses and working capital requirements.

      We may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity could be dilutive to our existing stockholders. Also, continued growth could divert the attention of our management and other employees from our day-to-day operations and the development of new business opportunities.

Our operations are subject to environmental laws that may expose us to liabilities for noncompliance, which may adversely affect us.

      Many aspects of our operations are subject to domestic laws and regulations. For example, our drilling operations are typically subject to extensive and evolving laws and regulations governing:

•	environmental quality;

•	pollution control; and

•	remediation of environmental contamination.

      Our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for noncompliance with applicable laws. The handling of waste materials, some of which are classified as hazardous substances, is a necessary part of our operations. Consequently, our operations are subject to stringent regulations relating to protection of the environment and waste handling which may impose liability on us for our own noncompliance and, in addition, that of other parties without regard to whether we were negligent or otherwise at fault. Compliance with applicable laws and regulations may require us to incur significant expenses and capital expenditures which could have a material and adverse effect on our operations by increasing our expenses and limiting our future contract drilling opportunities.

We have had only two profitable years since 1991.

      We have a history of losses with only two profitable years since 1991. In 1997, we had net income of $10.2 million, and in 2001 we had net income of $68.5 million. Our ability to achieve profitability in the future will depend on many factors, but primarily on the number of days our rigs work during any period and the rates we charge our customers for them during that period. In the years in which we incurred losses those losses were primarily due to the fact that the number of days our rigs worked and the rates we were able to charge customers for the days worked generated insufficient revenue to cover our expenses in those years. In some years, we have also incurred charges for impairment of our drilling equipment assets that contributed to our losses in a year. This was the case in 2002, when we incurred a $3.5 million asset impairment charge and reported a loss of $21.5 million for the year.

Unexpected cost overruns on our turnkey and footage drilling jobs could adversely affect us.

      We have historically derived a significant portion of our revenues and operating margin from turnkey and footage drilling contracts, and we expect that they will continue to represent a significant component of our revenues. The occurrence of operating cost overruns on our turnkey and footage jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey or footage drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We typically provide technical expertise and engineering services, as well as most of the equipment required for the drilling of turnkey and footage wells. We often subcontract for related services. Under typical turnkey drilling arrangements, we do not receive progress payments and are entitled to be paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under turnkey and footage drilling contracts is substantially greater than for wells drilled on a daywork basis because we must assume most of the risks associated with drilling operations that are generally assumed by our customer under a daywork contract.

Our credit agreement and future debt arrangements may prohibit us from participation in certain transactions that we may consider advantageous.

      Our credit facility contains restrictions on our ability and the ability of certain of our subsidiaries to engage in certain types of transactions. These restrictive covenants may adversely affect our ability to pursue business acquisitions. These include covenants which may prohibit or limit our ability to:

•	incur additional indebtedness;

•	pay dividends or make other restricted payments;

•	repurchase our equity securities;

•	sell material assets;

•	grant or permit liens to exist on our assets;

•	enter into sale and lease-back transactions;

•	make certain investments;

•	enter into transactions with related persons; and

•	engage in lines of business unrelated to our core land drilling business.

      Our credit facility also contains financial ratio covenants that are triggered when certain conditions are met. They may also limit our ability to respond to changes in market conditions. Our ability to meet the financial ratio covenants of our credit agreement can be affected by events and conditions beyond our control and we may be unable to meet those tests. We may in the future incur additional indebtedness that may contain additional covenants that are more restrictive than our current covenants.

      If circumstances arise in which we are in default under our various credit arrangements, our cash and other assets may be insufficient to repay our indebtedness.

Credit ratings affect our ability to obtain financing and the cost of such financing.

      Our credit ratings affect our ability to obtain financing and the cost of such financing. At June 25, 2004, our corporate credit and senior unsecured debt ratings were B1 by Moody’s Investors Service and BB- by Standard & Poor’s Ratings Group. On March 10, 2004, Standard and Poor’s affirmed our BB- ratings but changed its outlook to negative following a review of our proposed acquisition of New Patriot Drilling Corporation, which we have since completed. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The rating agencies also consider predictability of cash flows, business strategy, industry conditions and contingencies. Lower ratings on our senior unsecured debt could impair our ability to obtain additional financing and will increase the cost of the financing that we do obtain.

We could be adversely affected if shortages of equipment, supplies or personnel occur.

      While we are not currently experiencing any shortages, from time to time there have been shortages of drilling equipment and supplies which we believe could reoccur. During periods of shortages, the cost and delivery times of equipment and supplies are substantially greater. In the past, in response to such shortages, we have entered into agreements with various suppliers and manufacturers that enabled us to reduce our exposure to price increases and supply shortages. Although we have formed many informal supply arrangements with equipment manufacturers and suppliers, we cannot assure you that we will be able to maintain existing arrangements. Shortages of drilling equipment or supplies could delay and adversely affect our ability to return to service our rigs held for future refurbishment and obtain contracts for our marketed rigs, which could have a material adverse effect on our financial condition and results of operations.

      Although we have not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have occurred in the past in our industry. We may experience shortages of qualified personnel to operate our rigs, which could have a material adverse effect on our financial condition and results of operations.

RISKS RELATED TO THE NOTES

We have a significant amount of indebtedness and could incur additional indebtedness, which could materially and adversely affect our financial condition and results of operations and prevent us from fulfilling our obligations under the Notes and our other outstanding indebtedness.

      We have a significant amount of indebtedness. As of March 31, 2004, after giving effect to the issuance of the Notes and our use of the proceeds from that offering to redeem all of our outstanding 8 7/8% Senior Notes due 2007, we would have had total indebtedness of approximately $275.0 million in principal amount (of which $125.0 million would have consisted of the Notes and $150.0 million would have consisted of the 3.75% Senior Notes).

      Our substantial indebtedness could have important consequences to you and your investment in the Notes and, upon conversion, in our common stock. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      Neither the indenture under which the Notes are issued (the “Indenture”), nor the terms of the Notes, limit our ability to incur additional indebtedness, including senior indebtedness, or to grant liens on our assets. We and our subsidiaries may incur substantial additional indebtedness and liens on our assets in the future.

      The Notes bear interest annually at a rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 0.05%. Although the interest rate on the Notes will never be more than 6.00%, we are subject to market risk exposure related to changes in interest rates on the Notes up to 6.00%. A significant increase in 3-month LIBOR would increase the interest rate on the Notes and the amount of interest we pay on the Notes, which may have a material adverse effect on our financial condition and liquidity.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our operating activities did not provide net cash sufficient to pay our debt service obligations for the year ended December 31, 2003 or the quarter ended March 31, 2004, and we cannot assure you that we will be able to generate sufficient cash flow in the future. Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a large extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

The Notes and the guarantees are senior unsecured obligations and will be effectively subordinated to all of our and our subsidiaries’ existing and future secured debt.

      The Notes and the guarantees constitute senior indebtedness and rank equally with our 3.75% Senior Notes, the guarantees of the 3.75% Senior Notes and all of our unsecured and unsubordinated indebtedness and rank senior to our subordinated indebtedness, if any. Substantially all of our assets and the assets of our subsidiaries, including our drilling equipment and the equity interests in our subsidiaries, are pledged as collateral under our credit facility. Our credit facility is also secured by our guarantee and the guarantees of our subsidiaries. The Notes and the guarantees of the Notes are effectively subordinated to all of our and our subsidiaries’ existing and future secured indebtedness, including any future indebtedness incurred under our credit facility. As of March 31, 2004, we had the ability to borrow approximately $58.6 million under our credit facility (after reductions for undrawn outstanding standby letters of credit of $16.4 million). We will be permitted to borrow substantial additional indebtedness, including senior debt, under the terms of the indenture.

      In the event of any distribution or payment in any bankruptcy, liquidation, reorganization, dissolution or winding up of us or any guarantor, holders of our secured indebtedness and the secured indebtedness of our subsidiaries will have claims with respect to the assets securing that indebtedness that are prior to the claims of holders of the Notes. As a result, holders of Notes may receive less, ratably, than holders of our and our subsidiaries’ secured indebtedness. Holders of the Notes will participate ratably with all holders of our and our subsidiaries’ unsecured indebtedness that is deemed to be of the same class as the Notes and the guarantees of the Notes, respectively, and potentially with all of our and our subsidiaries’ general creditors, based upon the respective amounts owed to each holder or creditor, in our and our subsidiaries’ remaining assets. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

      In addition, the Notes are effectively subordinated to the claims of all of the creditors, including trade creditors and tort claimants, of our subsidiaries. In the event of an insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries that is not a subsidiary guarantor, creditors of such subsidiary generally will have the right to be paid in full before any distribution will be made to us or the holders of the Notes. The capital stock of the subsidiary guarantors has been pledged to secure indebtedness under the credit facility.

We are a holding company, and we may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the Notes.

      We currently conduct substantially all of our operations through our subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, distributions, loans or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries. If we are unable to obtain funds from our subsidiaries, we may not be able to pay interest or principal on the Notes when due, or to redeem or repurchase the Notes as required by the terms of the Indenture, and we may not be able to obtain the necessary funds from other sources.

The subsidiary guarantees could be deemed avoidable conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than the reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of our issuance of the Notes. The Indenture contains a savings clause, which generally will limit the obligations of each subsidiary guarantor under its guarantee to the maximum amount as will, after giving effect to all of the liabilities of that subsidiary guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a guarantee of any subsidiary guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against that subsidiary guarantor (and could be required to return payments received from that guarantor) but would remain our creditors and the creditor of any subsidiary guarantor whose guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such subsidiary guarantor. After providing for all prior claims, there may not be available sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the guarantees. In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provisions of the Indenture.

      Upon the occurrence of a change in control or on April 1, 2014 and April 1, 2019, holders of the Notes may require us to repurchase their Notes. However, it is possible that we may not have sufficient funds available at the time of any such events to make the required repurchases.

      The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Sufficient funds may not be available at the time of any such events to make any required repurchases of the Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Notes may impair our ability to obtain additional financing in the future.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the Notes and our 3.75% Senior Notes.

      Holders of the Notes and our 3.75% Senior Notes may convert such notes prior to their maturity date into shares of our common stock in the following circumstances:

•	during any calendar quarter if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% (or 110% in the case of our 3.75% Senior Notes) of the conversion price per share on that 30th trading day;

•	if we have called such notes for redemption;

•	during any period in which the credit ratings assigned to our senior unsecured debt (or, in the case of the 3.75% Senior Notes, the credit ratings assigned to such notes) by both Moody’s and S&P are reduced below B1 and B+, respectively;

•	if neither Moody’s nor S&P is rating our senior unsecured debt (or, in the case of the 3.75% Senior Notes, if neither Moody’s nor S&P is rating such notes);

•	during the five trading day period immediately following any nine consecutive trading day period in which the average trading price per $1,000 principal amount of such notes for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of such notes; or

•	upon the occurrence of specified corporate transactions.

      Until one of these contingencies is met, the shares underlying the Notes and the 3.75% Senior Notes are not included in the calculation of basic or diluted earnings per share. Should one of these contingencies be met, earnings per share could decrease, depending on the level of net income, as a result of the inclusion of the underlying shares in the earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

      The conversion price of the Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. Please read “Description of Notes — Conversion Rights — Conversion Price Adjustments.” If the conversion price is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. Please read “Certain U.S. Federal Income Tax Considerations.”

We expect that the trading value of the Notes will be significantly affected by the price of our common stock and other factors.

      The market price of the Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a Note would otherwise be convertible. These features could adversely affect the value and the trading prices for the Notes.

An active trading market for the Notes may not develop.

      There is no established trading market for the Notes. Although the Notes sold to qualified institutional buyers under Rule 144A are eligible for trading in the PORTAL market, the Notes resold pursuant to this prospectus will no longer trade in the PORTAL market. As a result, there may be a limited market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, we cannot predict whether an active trading market for the Notes, following their registration, will develop or be sustained. If an active market for the Notes fails to develop or to be sustained, the trading price of the Notes could fall. Moreover, the Notes could trade at prices that may be lower than their initial offering price. In addition, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

RISKS RELATED TO OUR COMMON STOCK

Investors in our common stock should not expect to receive dividend income, and will be dependent on the appreciation of our common stock to earn a return on their investment.

      The decision to pay a dividend on our common stock rests with our board of directors and will depend on our earnings, available cash, capital requirements and financial condition. We have never declared a cash dividend on our common stock and do not expect to pay cash dividends on our common stock for the foreseeable future. We expect that all cash flow generated from our operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Furthermore, the terms of our credit facility prohibit the payment of dividends without the prior written consent of the lenders. Investors will likely have to depend on sales of our common stock at appreciated prices, which we cannot assure, in order to achieve a positive return on their investment in our common stock.

Certain provisions of our organizational documents, securities and credit agreement have anti-takeover effects which may prevent our shareholders from receiving the maximum value for their shares.

      Our articles of incorporation, bylaws, securities and credit agreement contain certain provisions that may delay or prevent entirely a change of control transaction not supported by our board of directors or any transaction which may have that general effect. These provisions include:

•	classification of our board of directors into three classes, with each class serving a staggered three-year term;

•	giving our board of directors the exclusive authority to adopt, amend or repeal our bylaws and thus prohibiting shareholders from doing so;

•	requiring our shareholders to give advance notice of their intent to submit a proposal at the annual meeting; and

•	limiting the ability of our shareholders to call a special meeting and act by written consent.

      Additionally, the indenture under which the Notes are issued, and the indenture under which our 3.75% Senior Notes are issued, require us to offer to repurchase the Notes and 3.75% Senior Notes then outstanding at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase in the event that we become subject to a change of control, as defined in the indentures. This feature of the indentures could also have the effect of discouraging potentially attractive change of control offers.

      Furthermore, we have adopted a shareholder rights plan which may have the effect of impeding a hostile attempt to acquire control of us.

Large amounts of our common stock may be resold into the market in the future which could cause the market price of our common stock to drop significantly, even if our business is doing well.

      As of June 25, 186.4 million shares of our common stock were issued and outstanding. In addition, as of June 25, we had issued options to purchase approximately 10.9 million shares of common stock, of which options to acquire approximately 6.5 million shares of common stock were exercisable, 23.3 million shares were issuable upon conversion of the 3.75% Senior Notes and 19.2 million shares of common stock were issuable upon conversion of the Notes. The market price of our common stock could drop significantly if future sales of substantial amounts of our common stock occur, or if the perception exists that substantial sales may occur.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

      We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

      We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2003 filed February 17, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed May 5, 2004;

•	our definitive proxy statement for our 2004 annual meeting of shareholders filed on March 26, 2004;

•	our current report on Form 8-K filed on April 22, 2004;

•	our current report on Form 8-K filed on April 7, 2004;

•	our current report on Form 8-K filed on April 1, 2004;

•	our current report on Form 8-K filed on March 29, 2004;

•	our current report on Form 8-K filed on March 9, 2004;

•	the description of our common stock contained in our current report on Form 8-K dated October 6, 1997; and

•	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A filed with the SEC on October 9, 1998.

      You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Grey Wolf, Inc.

10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100
Attention: Investor Relations

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed) after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the information we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included, or incorporated by reference, in this prospectus are forward-looking statements, including statements regarding the following:

•	business strategy;

•	demand for our services;

•	rig activity and financial results;

•	reactivation and cost of reactivation of non-marketed rigs;

•	projected dayrates and operating margins per rig day;

•	rigs expected to be engaged in turnkey and footage operations;

•	projected tax benefit rates;

•	wage rates and retention of employees;

•	sufficiency of our capital resources and liquidity; and

•	depreciation and capital expenditures.

      Our forward-looking statements speak only as of the date specified in such statements or, if no date is stated, as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations or with regard to any change in events, conditions or circumstances on which our forward-looking statements are based.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of the Notes or our common stock issuable upon conversion of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

Three Months
Ended	Year Ended December 31,
March 31,
2004	2003	2002	2001	2000	1999

—	—	—	5.62	—	—

      For these ratios, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance expense and the original issue discount. For the three months ended March 31, 2004, and the years ended December 31, 2003, 2002, 2000 and 1999, earnings were insufficient to cover fixed charges by $9.4 million, $47.6 million, $29.7 million, $9.7 million and $56.8 million, respectively. There was no preferred stock outstanding for any of the periods shown above.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed and traded on the American Stock Exchange (“AMEX”) under the symbol “GW.” The following table sets forth the high and low closing prices of our common stock on the AMEX for the periods indicated.

	High	Low

2004
Second Quarter (through June 25, 2004)	$4.28	$3.38
First Quarter	4.54	3.74
2003
First Quarter	4.50	3.50
Second Quarter	4.96	3.88
Third Quarter	4.19	3.22
Fourth Quarter	3.89	3.16
2002
First Quarter	4.07	2.69
Second Quarter	5.01	3.72
Third Quarter	4.08	2.78
Fourth Quarter	4.42	3.15

      On June 25, 2004, the closing price of our common stock on the AMEX was $4.20 per share.

DIVIDEND POLICY

      We have never declared or paid cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future. We anticipate that all cash flow generated from operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Any future payment of cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

      The terms of our credit facility prohibit the payment of dividends without the prior written consent of the lenders.

DESCRIPTION OF NOTES

      The Notes were issued under the Indenture between Grey Wolf, Inc., the guarantors and JPMorgan Chase Bank, as trustee. The following description is only a summary of the material provisions of the Notes, the related Indenture and the registration rights agreement. We urge you to read the Indenture, the Notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption “Where You Can Find More Information.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we,” “us,” “our” and “Grey Wolf” include only Grey Wolf, Inc. and not its subsidiaries.

General

      We issued the Notes in an aggregate principal amount limited to $125,000,000. The Notes are our unsecured senior obligations, guaranteed by all of our wholly-owned domestic subsidiaries and any other subsidiaries that guarantee any of our indebtedness or the indebtedness of the guarantors. The Notes will mature on April 1, 2024, unless earlier redeemed at our option as described under “— Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase of Notes at the Option of the Holder” or repurchased by us at a holder’s option upon a change in control of Grey Wolf as described under “— Right to Require Repurchase of Notes upon a Change in Control.” The Notes are convertible into shares of our common stock as described under “— Conversion Rights.”

      The Notes were issued in fully registered book-entry form, without coupons, and are represented by global notes. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

      The Indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and does not contain any financial covenants. Other than as described under “— Right to Require Repurchase of Notes upon a Change in Control,” the Indenture contains no covenants or other provisions that afford protection to holders of Notes in the event of a highly leveraged transaction.

      We currently conduct our operations through our subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the Notes.

Interest

      The Notes bear interest at a per annum rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 0.05%, as described below. Notwithstanding any quarterly adjustments of the interest rate, the interest rate borne by the Notes will never be less than zero or greater than 6.00% in any quarter.

      Interest is payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2004. Interest on the Notes accrued from March 31, 2004 or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment on the dates specified in the preceding sentence to the holders of record of the Notes on the immediately preceding December 15, March 15, June 15 and September 15, whether or not this day is a business day. Interest payable upon redemption will be paid to the person to whom principal is payable. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest on, the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of the Notes by check mailed to the holders at their registered addresses. However, a holder of Notes with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds to an account in North America.

      The interest rate will be determined by the trustee acting as calculation agent. The interest rate for each quarterly period (other than the period before the first interest payment date) will be reset on the first day of such quarterly period (which we refer to as the interest adjustment date), which will be the interest payment date for the immediately preceding quarterly period. The adjusted interest rate will be based upon 3-month LIBOR, determined on the second preceding London banking day prior to the applicable interest adjustment date (which we refer to as the interest determination date) as described below. Interest on the Notes will accrue from the date of original issuance to July 1, 2004 at a rate of 1.06% per annum.

      “3-month LIBOR” means, with respect to any interest determination date:

(a) the rate for 3-month deposits in United States dollars commencing on the second London banking day following the interest determination date that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 A.M., London time, on the interest determination date; or

(b) if no rate appears on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London banking day following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London banking day following the interest determination date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the preceding interest determination date (or 1.06% per annum in the case of the interest adjustment date on July 1, 2004).

      “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

      “Business day” means a day that in The City of New York or Houston, Texas is not a day on which banking institutions are authorized by law to close.

Guarantees of Notes

      Each guarantor unconditionally guarantees, jointly and severally (the “Guarantees”), to each holder and the Trustee, the full and prompt performance of our obligations under the Indenture and the Notes, including the payment of principal, and premium, if any, and interest and liquidated damages, if any, on the Notes pursuant to its guarantee. If any subsidiary of ours that is not an initial guarantor guarantees any of our indebtedness or indebtedness of the guarantors at any time in the future, then we will cause the Notes to be equally and ratably guaranteed by such subsidiary. In addition, we will cause each subsidiary that is required to become a guarantor to execute and deliver a supplement to the Indenture pursuant to which such subsidiary will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the initial guarantors.

      The obligations of each guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or otherwise not being void, voidable or unenforceable under any bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other guarantor in a pro rata amount based on the adjusted net assets of each guarantor.

      Each guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its property and assets to us or another guarantor without limitation, except to the extent any such transaction is subject to the “Consolidation, Merger and Sale of Assets” covenant of the Indenture. Each guarantor may consolidate with or merge into or sell all or substantially all of its property and assets to a person other than Grey Wolf or another guarantor (whether or not affiliated with the guarantor), provided that (a) if the surviving person is not the guarantor, the surviving person agrees to assume such guarantor’s Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such guarantee) and (b) immediately after giving effect to such transaction, no default or event of default exists.

      Upon the sale or other disposition (by merger or otherwise) of a guarantor (or all or substantially all of its property and assets) to a person other than Grey Wolf or an affiliate of Grey Wolf and pursuant to a transaction that is otherwise in compliance with the Indenture, or upon the dissolution of a guarantor, such guarantor (unless it otherwise remains a subsidiary) will be deemed released from its Guarantee and the related obligations set forth in the Indenture; provided that any such termination will occur only to the extent that all obligations of such guarantor under all of its guarantees of and under all of its pledges of assets or other security interests which secure other indebtedness of Grey Wolf or any other subsidiary will also terminate or be released upon such sale or other disposition.

Ranking of Notes and Guarantees

      The Notes constitute our senior unsecured indebtedness and rank equally in right of payment with all of our other unsubordinated indebtedness, including our outstanding 3.75% Senior Notes, and rank senior in right of payment to all of our future subordinated indebtedness. The Notes and the Guarantees are effectively subordinated to our and our subsidiaries’ secured indebtedness with respect to the assets securing that indebtedness.

      The Guarantees are senior unsecured obligations of each guarantor and rank equal in right of payment with such guarantor’s guarantee of the 3.75% Senior Notes and all other indebtedness and liabilities of such guarantor that are unsecured and not subordinated by their terms to other indebtedness of that guarantor, and senior in right of payment to all subordinated indebtedness of that guarantor.

      Substantially all of our assets and the assets of our subsidiaries, including our drilling equipment and the equity interests in our subsidiaries, are collateral for first priority liens securing our credit facility. The holders of secured indebtedness of Grey Wolf and the guarantors (including indebtedness under our credit facility), will have claims with respect to the assets constituting collateral for such indebtedness that are prior to claims of holders of the Notes and the Trustee. In the event of a default on the Notes or the Guarantees, or a bankruptcy, liquidation or reorganization of Grey Wolf or any guarantors, such assets will be available to satisfy obligations with respect to the indebtedness secured by such assets before any payment from such assets could be made on the Notes or the Guarantees. To the extent that the value of such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share with the holders of the Notes and the Trustee and their claims with respect to any other assets of Grey Wolf and the guarantors. At March 31, 2004, we and the guarantors had no secured indebtedness outstanding. At that same date, we and the guarantors had undrawn standby letters of credit for $16.4 million outstanding under our credit facility and the ability to borrow up to $58.6 million under that facility.

      The Notes are effectively subordinated to claims of creditors (other than Grey Wolf) of our subsidiaries other than the guarantors. Claims of creditors (other than Grey Wolf) of such subsidiaries, including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such subsidiaries over the claims and equity interest of Grey Wolf and, thereby indirectly, the holders of our indebtedness, including the Notes and the Guarantees.

Conversion Rights

      A holder may convert any outstanding Notes into shares of our common stock at an initial conversion price per share of $6.51. This represents a conversion rate of approximately 153.6098 shares per $1,000 principal amount at maturity of the Notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert Notes only in denominations of $1,000 and integral multiples of $1,000.

     General

      Holders may surrender Notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

•	during any calendar quarter if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share on that 30th trading day;

•	if we have called the Notes for redemption;

•	during any period in which the credit ratings assigned to our senior unsecured debt by both Moody’s and S&P are reduced below B1 and B+, respectively;

•	if neither Moody’s nor S&P is rating our senior unsecured debt;

•	during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes; or

•	upon the occurrence of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

      A holder may surrender any of its Notes for conversion into shares of our common stock during any quarter if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the conversion price per share on that 30th trading day. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the Notes are convertible as a result of the market price of our common stock.

Conversion Upon Credit Rating Event

      A holder may surrender any of its Notes for conversion into shares of our common stock during any period in which the credit ratings assigned to our senior unsecured debt by both Moody’s and S&P are reduced below B1 and B+, respectively, or if neither rating agency is rating our senior unsecured debt.

Conversion Upon Notice of Redemption

      A holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its Notes for conversion into shares of our common stock during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price per share of our common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the Notes; provided, however, that if, on the date of any conversion pursuant to this 95% price condition, the closing sale price per share of our common stock is greater than the conversion price, then a holder surrendering Notes for such conversion will receive, in lieu of a number of shares of our common stock based on the conversion price, cash or common stock or a combination of both, at our option, with a value equal to the principal amount of such holder’s Notes so surrendered as of the conversion date (which we refer to as a principal value conversion). If a holder surrenders its Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. Any shares of our common stock delivered will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price of our common stock on the third trading day after the conversion date. We will pay such holder any portion of the principal amount of such holder’s Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder’s Notes so surrendered to be paid in shares of our common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

      The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the conversion agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid will be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. The conversion agent will have no obligation to determine the trading price of the Notes unless we have requested such determination, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Notes is less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes, at which time we will instruct the conversion agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our common stock any rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, shares of our common stock at less than the then current market price; or

•	distribute to all holders of shares of our common stock any assets, debt securities, cash or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, unless the holders of the Notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and reasonable, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for any such distribution. Once we have given such notice, holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision will not apply if the holder of a Note otherwise participates in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its Notes for conversion at any time from and after the date which is 15 business days prior to the anticipated effective date of such transaction until and including the date which is two business days before the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities or other property, then at the effective time of the transaction, a holder’s right to convert its Notes into shares of our common stock will be changed into a right to convert such Notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its Notes as described under “— Right to Require Repurchase of Notes upon a Change in Control.”

      If a holder of a Note has delivered notice of its election to have such Note repurchased at the option of such holder or as a result of a change in control, such Note may be converted only if the notice of election is withdrawn as described, respectively, under “— Repurchase of Notes at the Option of the Holder” or “— Right to Require Repurchase of Notes upon a Change in Control.”

Conversion Price Adjustments

      We will adjust the conversion price in the following events (without duplication):

(1) If we issue to all holders of shares of our common stock additional shares of common stock or other capital stock as a dividend or distribution on our common stock or if we subdivide, combine or reclassify our common stock.

(2) If we issue to all holders of our common stock any rights, warrants or options entitling them to subscribe for or purchase shares of our common stock for a period expiring not later than 60 days after the applicable record date for the distribution at a per share price that is less than the then current market price.

(3) If we make a dividend or distribution to all holders of our common stock of evidences of our indebtedness, securities, assets, rights, warrants or options, excluding:

•	any dividend, distribution, subdivision or combination referred to in clause (1) above;

•	those rights, warrants or options referred to in clause (2) above; and

•	any dividend or distribution paid exclusively in cash referred to in clause (4) below,

(4) If we declare a cash dividend or make a cash distribution to all or substantially all of the holders of our common stock, the conversion price will be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

Pre-Dividend Sale Price minus Dividend Adjustment Amount

Pre-Dividend Sale Price

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4), we will make adequate provision so that each holder of Notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its Notes solely into shares of our common stock at the then applicable conversion price immediately prior to the record date for such cash dividend or cash distribution;

“Pre-Dividend Sale Price” means the average closing common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

(5) If we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and the cash and value of any other consideration included in the payment per share of common stock has a fair market value that exceeds the closing common stock price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      No adjustment to the conversion price will be made for a transaction referred to in (1) through (5) above if the holders of the Notes are permitted to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which the holders of the common stock participate in the transaction. We will provide prospective purchasers a copy of the provisions in the Indenture relating to adjustments to the conversion price in (1), (2), (3) and (5) above upon written request.

      For purposes of adjusting the conversion price as summarized above, the “current market price” per share of the common stock on any date means the average of the closing prices per share of common stock for 20 consecutive trading days beginning 30 trading days before the record date with respect to the event requiring the computation.

      The “closing common stock price” on any day for purposes of adjusting the conversion price generally means the closing sale price, regular way, per share of common stock on such day or, if no sale of common stock takes place on such day, the average of the reported closing bid and asked prices, regular way, per share of common stock on such date in each case on the principal exchange or quotation system on which the common stock is then listed or quoted, or, if the common stock is not so listed or quoted, the average of the closing bid and asked prices per share of common stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated.

      If the rights provided for in our rights agreement dated as of September 21, 1998, as amended, have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the Notes would not be entitled to receive any rights in respect of our common stock issuable upon conversion of the Notes, the conversion price will be adjusted as provided in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the Notes the holders will receive, in addition to our common stock issuable upon such conversion, the rights which would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See “Description of Capital Stock — Anti-takeover Defenses; Preferred Stock Purchase Rights.” To the extent that we adopt any future rights plan, upon conversion of the Notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made in accordance with clause (3) above.

      The applicable conversion price will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Grey Wolf; or

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued.

      The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

      We will not issue fractional shares of common stock to a holder who converts a Note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our common stock on the date of conversion.

      Except as described in this paragraph, no holder of Notes will be entitled, upon conversion of the Notes, to any actual payment or adjustment on account of accrued and unpaid interest, and liquidated damages, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a Note for conversion between any record date for the payment of an installment of interest and the next interest payment date the holder must deliver payment to us of an amount equal to the interest and liquidated damages, if any, payable on the interest payment date on the principal amount to be converted together with the Note being surrendered. The foregoing sentence will not apply to Notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

      If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the Notes is decreased, this decrease may be deemed to be the receipt of taxable income by holders of the Notes.

      We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Grey Wolf. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as required by law. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

Optional Redemption of the Notes

      Prior to April 1, 2014, we cannot redeem the Notes at our option. Beginning on April 1, 2014, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of redemption.

      We will give not less than 20 days’ nor more than 60 days’ notice of redemption by mail to holders of the Notes. If we opt to redeem less than all of the Notes at any time, the trustee will select or cause to be selected the Notes to be redeemed on a pro rata basis. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

      A holder has the right to require us to repurchase all or a portion of the Notes on April 1, 2014 and 2019. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the date of repurchase. To exercise the repurchase right, the holder of a Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

Mandatory Redemption

      Except as set forth under “— Right to Require Repurchase of Notes upon a Change in Control” and “— Repurchase of Notes at the Option of the Holder,” we are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

Right to Require Repurchase of Notes upon a Change in Control

      If a change in control (as defined below) occurs, each holder of Notes may require that we repurchase the holder’s Notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and liquidated damages, if any, up to, but not including the date of repurchase.

      “Change in control” means the occurrence of one or more of the following events:

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or our and our subsidiaries’ assets taken as a whole, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a “Group”);

•	the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the Indenture;

•	any person or Group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of, or any successor to, all or substantially all of our assets; or

•	the first day on which a majority of the members of our board of directors are not continuing directors.

      The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

      “Continuing director” means, as of any date of determination, any member of our board of directors who

•	was a member of such board of directors on the date of the original issuance of the Notes, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase.

      On or before the 30th day after the change in control, we must mail to the trustee and all holders of the Notes a notice of the occurrence of the change in control offer, stating, among other things:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the Notes;

•	the conversion price and any adjustments thereto; and

•	the procedures which a holder of Notes must follow to exercise the repurchase right.

      To exercise the repurchase right, the holder of a Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

      The effect of these provisions granting the holders the right to require us to repurchase the Notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of Notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to the Notes — We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provisions of the Indenture.”

      Our obligation to make a change in control offer will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all Notes properly tendered and not withdrawn under the change in control offer. If a change in control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

      The term “beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person will be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any of the Notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the trustee; and

•	after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, has occurred and is continuing.

      Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and will succeed to, and be substituted for, and may exercise every right and power of, Grey Wolf under the Indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the Indenture and the Notes.

Modification and Waiver

      We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the Indenture or modify the rights of the holders of the Notes with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no supplemental indenture may, among other things:

•	subordinate in right of payment the Notes or the Guarantees to any other indebtedness;

•	change the stated maturity of the principal of, or payment date of any installment of interest on, any Note or alter the manner of calculation of interest or the rate of accrual thereof on any Note;

•	reduce the principal amount of, or the rate of interest (including liquidated damages, if any) on, any Note;

•	change the currency in which the principal of any Note or interest (including liquidated damages, if any) is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due;

•	materially and adversely affect the right provided in the Indenture to convert any Note;

•	modify the provisions of the Indenture relating to our requirement to repurchase Notes upon a change in control or on specified dates in a manner adverse to the holders of the Note;

•	reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend the Indenture or to consent to any waiver provided for in the Indenture; or

•	waive a default in the payment of principal of, or interest on (including liquidated damages, if any), any Note; or

•	make changes to certain sections of the Indenture relating to waiver of past defaults, the holders’ right to convert and amendments to the Indenture that require consent of each holder of Notes.

      The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes:

•	waive compliance by us with restrictive provisions of the Indenture other than as provided in the preceding paragraph; and

•	waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any interest (including liquidated damages, if any), on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

      Without the consent of any holders of Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to add covenants, including applicable defeasance provisions relating thereto, and events of default or to surrender any rights we have under the Indenture that do not adversely affect the holders of the Notes;

•	to provide security for the Notes;

•	to cure any ambiguity, omission, defect or inconsistency in the Indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the Indenture and the Notes;

•	to provide for the acceptance of a successor or another trustee;

•	to make any change that does not adversely affect the rights of any holder of the Notes;

•	to add or release any guarantor pursuant to the terms of the Indenture;

•	to release any guarantor pursuant to the terms of the Indenture other than as contemplated under “— Guarantees of Notes,” provided it does not adversely affect the interests of the holders of the Notes in any material respect; or

•	to comply with any requirement in connection with the qualification of the Indenture under the Trust Indenture Act.

Events of Default

      Each of the following is an “event of default”:

(1) a default in the payment of any interest and liquidated damages, if any, upon any of the Notes when due and payable, which continues for 30 days;

(2) a default in the payment of the principal of the Notes when due, including on a redemption or repurchase date;

(3) failure to pay when due the principal of indebtedness for money borrowed by us or our subsidiaries in excess of $10.0 million, or the acceleration of that indebtedness that is not withdrawn within 30 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes;

(4) a default by us in the performance, or breach, of any of our other covenants in the Indenture which are not remedied within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes;

(5) any Guarantee by a Guarantor that is a “significant subsidiary,” as defined in Item 1-02(w) of Regulation S-X, for any reason ceases to be, or is asserted by Grey Wolf or any guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Guarantee in accordance with the Indenture); or

(6) events of bankruptcy, insolvency or reorganization involving Grey Wolf or any guarantor.

      If an event of default described in clauses (1), (2), (3), (4) or (5) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest and liquidated damages, if any, on all Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the

Indenture are satisfied. If an event of default of the type referred to in clause (6) occurs, the principal amount of and accrued and unpaid interest and liquidated damages, if any, on the outstanding Notes will automatically become immediately due and payable.

      Within 90 days following a default, the trustee must give to the registered holders of Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

      At any time after a declaration of acceleration with respect to the Notes, the holders of a majority in aggregate principal amount of the Notes may rescind and cancel such declaration and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

•	if (a) all overdue interest, (b) all principal which has become due otherwise than by such declaration of acceleration and (c) interest and liquidated damages, if any, on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal which has become due otherwise than by such declaration of acceleration, has been paid; and

•	if we have paid the trustee its compensation and reimbursed the trustee for its expenses, disbursements and advances pursuant to the Indenture.

      No such rescission will affect any subsequent default or impair any rights arising from a subsequent default.

      The holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive any existing event of default under the Indenture and its consequences, except an event of default in the payment of the principal of or interest on any Notes, an event of default in respect of a provision that cannot be amended without the consent of each holder of Notes affected, or an event of default which constitutes a failure to convert any Note in accordance with the terms of the Indenture.

      The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the Indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or the right to convert a Note in accordance with the Indenture, no holder may institute a proceeding or pursue any remedy with respect to the Indenture or the Notes unless the conditions provided in the Indenture have been satisfied, including:

•	the holder gives to the trustee written notice stating that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with the written request;

•	the trustee has failed to institute such proceeding within 60 days; and

•	holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

      We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Book-Entry System

      The Notes were issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the Notes for all purposes under the Indenture. Owners of beneficial interests in the Notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the Indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      The Notes, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

•	an event of default under the Indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

      We and the guarantors entered into a registration rights agreement with the initial purchasers of the Notes for the benefit of the holders of the Notes and the shares of our common stock issuable on conversion of the Notes. In that agreement, we agreed to file with the SEC a shelf registration statement covering resales of the Notes and the shares of our common stock issuable on conversion of the Notes. This prospectus is a part of that shelf registration statement. We also agreed to use all reasonable efforts to keep the shelf registration statement effective for two years from the first date of original issuance of the Notes or such shorter period ending upon:

•	the sale pursuant to the shelf registration statement of all of the Notes and any shares of our common stock issued upon conversion of the Notes;

•	the expiration of the holding period applicable to the Notes and the shares of our common stock issuable upon conversion of the Notes held by non-affiliates of Grey Wolf under Rule 144(k) under the Securities Act, or any successor provision;

•	the Notes and any shares of our common stock issued upon conversion of the Notes ceasing to be outstanding; or

•	a subsequent shelf registration statement covering the Notes and shares of our common stock issuable upon conversion of the Notes being declared effective under the Securities Act.

      We have the right to suspend the effectiveness of the shelf registration statement for any reason whatsoever for up to 30 consecutive days in any 90-day period, for a total of not more than 90 days in any twelve-month period, without paying liquidated damages described below.

      If we fail to file the shelf registration statement on or prior to the 90th day after original issuance of the Notes, the shelf registration statement is not declared effective on or prior to the 180th day after original issuance of the Notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, and for so long as our failure continues, we will pay liquidated damages to all holders of Notes and all holders of our common stock issued on conversion of the Notes equal to (i) in respect of each $1,000 principal amount of Notes, at a rate per annum equal to 0.5% of such principal amount, and (ii) in respect of any shares of common stock issued upon conversion of Notes, at a rate per year equal to 0.5% of the principal amount of Notes that would then be convertible into such shares. We will pay any liquidated damages in cash on January 1, April 1, July 1, and October 1 of each year to the holders of record of the Notes on such date and to the holders of record of common stock issued in respect of the Notes on the immediately preceding December 15, March 15, June 15 or September 15.

      A holder who elects to sell any securities pursuant to the shelf registration statement:

•	will be required to be named as selling securityholder;

•	will be required to deliver a prospectus to purchasers;

•	will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	will be bound by the provisions of the registration rights agreement, which are applicable, including indemnification obligations.

      We refer to the Notes and the common stock issuable on conversion of the Notes as registrable securities. Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver the questionnaire in the form of Appendix A to the offering memorandum dated March 25, 2004, pertaining to the offering of the Notes, before the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as we may reasonably request, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement, or a supplement to the related prospectus, to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

Taxation of Notes

      See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain United States federal income tax aspects that may apply to you.

The Trustee

      JPMorgan Chase Bank is the trustee, security registrar, paying agent and conversion agent under the Indenture for the Notes. We maintain banking relationships in the ordinary course of business with the Trustee and its affiliates. JPMorgan Chase Bank also serves as trustee under the indenture for our 3.75% Senior Notes.

      If the trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest.

Governing Law

      The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

DESCRIPTION OF CAPITAL STOCK

General

      As of June 25, 2004, our authorized capital stock consisted of 300,000,000 shares of common stock, par value $.10 per share, of which 186.4 million shares were issued and outstanding, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which none are outstanding.

      The following summary is not complete. You should refer to the applicable provisions of our amended and restated Articles of Incorporation and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

      Voting Rights. Each share of common stock is entitled to one vote per share. Holders of common stock are not entitled to cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors.

      Dividends. Holders may receive dividends when declared by the board of directors out of legally available funds. Dividends may be paid in cash, stock or other form subject to the rights of holders of any preferred stock. If we issue preferred stock, holders of common stock may not receive dividends until we have satisfied our obligations to the holders of outstanding preferred stock.

      Rights Upon Liquidation. If we liquidate, dissolve or wind-up our business, either voluntarily or not, the holders of common stock will be entitled to share equally in any remaining assets after we pay our creditors and holders of our preferred stock, if any.

      Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of our capital stock. American Stock Transfer and Trust Company is the transfer agent and registrar for the common stock.

Preferred Stock

      The following description sets forth certain general terms and provisions of our authorized preferred stock.

      Our board of directors can, without shareholder approval, issue from time to time one or more series of preferred stock. The board of directors can also determine the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series and the number of shares constituting any series of preferred stock.

      Because our company is a holding company, its rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of the assets of any subsidiary of our company upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the creditors and preferred stockholders of the subsidiary.

Anti-Takeover Defenses

      Preferred Stock Purchase Rights. We have a shareholder rights plan which was adopted in 1998. Under this plan, one right is attached to each outstanding share of common stock. The rights are exercisable only if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding common stock or the commencement of or the announcement to make a tender offer which would result in ownership by a person or group of 15% or more of the outstanding common stock. Each right entitles the registered holder to purchase from our company one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, at an exercise price of $11.00 per one one-thousandth of a share, subject to adjustment. The rights expire September 18, 2008, unless the expiration date is extended. The existence of the rights may, under certain circumstances, make it more difficult, or discourage, attempts to acquire us.

      Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws. Certain provisions in our amended and restated articles of incorporation and amended and restated bylaws could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our shareholders. These provisions provide that:

•	action by written consent of our shareholders must be unanimous;

•	special meetings of shareholders may be called by shareholders only upon request of holders of at least 50% of the shares entitled to vote at the meeting;

•	the board of directors has the exclusive authority to adopt, amend or repeal our bylaws and shareholders may not do so;

•	the board of directors is divided into three classes, with each class serving a staggered three year term; and

•	shareholders must give us advance notice of their intent to submit a proposal for action at an annual meeting.

      Additionally, the board of directors’ ability to issue shares of preferred stock without shareholder approval may be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred shareholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes and the ownership and disposition of the common stock into which the Notes may be converted. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), final and temporary Treasury regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretations possibly with retroactive effect. In such event, the U.S. federal income tax consequences of purchasing, owning or disposing of the Notes, or the common stock acquired upon conversion of the Notes, could differ from those described in this discussion. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the conclusions reached in the following discussion, and there can be no assurance that the IRS will not challenge one or more of the conclusions described herein.

      This discussion deals only with holders that hold Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address tax considerations applicable to a holder’s particular circumstances, or holders that may be subject to special tax rules, such as banks or other financial institutions, holders subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, and persons holding through such entities, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities, traders in securities that elect to use the mark-to market method of accounting, dealers in commodities or currencies, U.S. Holders whose “functional currency” is not the U.S. dollar, holders that will hold the Notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes or persons deemed to sell the Notes or the common stock under the constructive sale provisions of the Code.

      As used herein, the term “U.S. Holder” means a beneficial owner of the Notes and common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S. (including certain former citizens and former long-term residents),

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income,

•	a trust, if (a) the administration of the trust is subject to the primary supervision of a U.S. court and the trust has one or more U.S. persons with authority to control all substantial decisions or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person, or

•	any other person whose income or gain in respect of a Note, or common stock into which the Notes may be converted, is effectively connected with the conduct of a United States trade or business.

      Persons other than U.S. Holders (“Non-U.S. Holders”) are subject to special U.S. federal income tax considerations, some of which are discussed below.

      This discussion does not consider the effect of the U.S. federal estate, gift, or excise tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

      Persons considering the purchase of Notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the federal estate, gift, or excise tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, and the possible effects of legislative, administrative and judicial changes in United States federal income tax law.

U.S. Holders

Taxation of Interest

      Based on the discussion and assumptions below, payments of interest on a Note will be includible in a U.S. Holder’s income as ordinary interest income when paid or accrued in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes. If the Notes’ stated redemption price at maturity (generally, the sum of payments under a Note other than payments of stated interest unconditionally payable at least annually) exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of any cash payment attributable to this accrued income. It is anticipated (and this discussion assumes) that the Notes will be issued with less than a de minimis amount of original issue discount.

      We may be required to pay liquidated damages in the form of additional interest on the Notes if we fail to comply with certain obligations under the registration rights agreement (a “Liquidated Damage Payment”). See “Description of the Notes — Registration Rights.” Additionally, we may make distributions or other payments to the U.S. Holders of the Notes in certain limited instances described in the “Description of the Notes — Conversion Rights — Conversion Price Adjustments” (each a “Participating Distribution Payment”). If there were more than a remote likelihood that we would make either a Liquidated Damage Payment or a Participating Distribution Payment, the Notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest determined by using the noncontingent bond method, which method generally requires interest to be included in the income of a U.S. Holder according to a projected payment schedule, subject to adjustment at year end to reflect actual payments made during the year. We believe (and this discussion assumes) the likelihood of either a Liquidated Damage Payment or a Participating Distribution Payment being made is remote and, therefore, the noncontingent bond method will not apply. Further, we believe the Notes will constitute variable rate debt instruments within the meaning of Treasury regulation section 1.1275-5.

      Original Issue Discount on the Notes. The Notes may be initially issued with original issue discount for United States federal income tax purposes. The amount of original issue discount with respect to each Note will be equal to the excess of the “stated redemption price at maturity” of such Note over its “issue price.” For these purposes, the “issue price” of a Note equals the first price at which a substantial amount of the Notes has been sold (ignoring sales to bond houses, brokers, or other similar organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of each Note will include all cash payments (other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate (“qualified stated interest”)) required to be made thereunder until maturity. The amount of original issue discount with respect to a debt instrument is considered to be zero if such discount is less than one-fourth of one percent of its stated redemption price at maturity (as defined above) multiplied by the number of complete years from the issue date to the maturity date of the debt instrument (“de minimis” original issue discount).

      Taxation of Original Issue Discount on Notes. If the Notes are issued with more than de minimis original issue discount, each holder of a Note will be required to include in gross income (as ordinary interest income) an amount equal to the sum of the “daily portions” of the original issue discount on the Notes for each day such holder holds a Note. The daily portions of original issue discount required to be included in a holder’s gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the holder holds the Notes a pro rata portion of the original issue discount thereon which is attributable to each “accrual period” (as defined below). Thus, such original issue discount may be included in income prior to the receipt of any cash attributable to such original issue discount.

      The amount of the original issue discount attributable to each accrual period will be the product of the “adjusted issue price” of the Notes at the beginning of such accrual period multiplied by the “yield to maturity” of the Notes, less the amount of any qualified stated interest allocable to the accrual period. Appropriate adjustments will be made in computing the amount of original issue discount attributable to the initial accrual period. The adjusted issue price of the Notes at the beginning of the first accrual period is the issue price. Thereafter the adjusted issue price of a Note is the issue price of the Note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less payments (other than payments of qualified stated interest) on the Note. The yield to maturity of a Note will be the discount rate that, when used to compute the present value (on a semi-annual compounded basis) of all principal and interest payments to be made under a Note, produces a present value equal to the issue price of the Note.

      The “accrual periods” of a Note are each of the three month periods (other than the initial accrual period) during the term of the Notes that end on January 1, April 1, July 1, and October 1 of each year.

Market Discount

      If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity), such U.S. Holder will be treated as having purchased the Note at a “market discount,” unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain; or

•	the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of such payment of disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

      If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the Note with an “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Sale, Exchange, Redemption or Repurchase of the Notes

      Upon the sale, exchange (other than a conversion), redemption or repurchase of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or repurchase (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (2) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder decreased by the amount of any payments (other than interest) received by such U.S. Holder and will be increased by the amount of original issue discount, if any, included in your gross income with respect to such Notes to the date of disposition. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Note is more than one year at the time of sale, exchange, redemption or repurchase. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to tax rates lower than the rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders of Notes should consult their tax advisors regarding the treatment of capital gains and losses.

      The registration of the Notes will not constitute a taxable exchange for U.S. federal income tax purposes and, thus, a U.S. Holder will not recognize any gain or loss upon such registration.

Conversion of the Notes

      Assuming the Notes are “securities” for U.S. federal income tax purposes and the conversion is treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder would not be required to recognize any gain or loss on the conversion of the Notes into common stock (other than with respect to any cash received in lieu of a fractional share or common stock attributable to accrued but unpaid interest, as discussed below). A U.S. Holder’s basis in the common stock received in the conversion (excluding any shares of common stock attributable to accrued but unpaid interest) would be equal to such U.S. Holder’s adjusted tax basis in the converted Notes.

      If, upon conversion of a Note, cash is received in lieu of a fractional share, the amount of gain or loss recognized by a U.S. Holder will be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the Note allocable to the fractional share.

      The amount of any cash and the fair market value of any common stock received by the U.S. Holder that is attributable to accrued but unpaid interest not previously included in income will be taxable to the U.S. Holder as ordinary income. A U.S. Holder’s tax basis in any such shares of common stock will equal such accrued interest and the holding period will begin on the day following the conversion.

      The holding period for any common stock received upon conversion (excluding any common stock received that is attributable to accrued but unpaid interest) will include the holding period for the Note.

Dividends

      Distributions, if any, made on the common stock received upon conversion generally will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s basis in the common stock and thereafter as capital gain. Under recently enacted legislation, in the case of non-corporate U.S. Holders, the federal income tax rate applicable to dividends received in years beginning prior to 2009 may be lower than the rate applicable to other categories of ordinary income if certain conditions are met. U.S. Holders should consult their tax advisors regarding the implications of this new legislation to their particular circumstances. A dividend distribution to certain corporate U.S. Holders may qualify for a dividends received deduction.

Constructive Dividends for Holders of Notes and Common Stock

      The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the U.S. Holder of the Notes as having received a constructive distribution, resulting in ordinary income characterized as a dividend (subject to a possible dividends-received deduction in the case of certain corporate U.S. Holders) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a U.S. Holder of the Notes in the fully diluted common stock, whether or not such U.S. Holder ever exercises its conversion privilege. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of our common stock in certain circumstances. In the case of any such constructive dividend distribution, a U.S. Holder of a Note may recognize income even though such U.S. Holder does not receive any cash or property as a result of the conversion price adjustment. Generally, a U.S. Holder’s basis in a Note will be increased by the amount of any constructive dividend. Certain adjustments to the conversion price, as provided in this prospectus, made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interests of the holders of the Notes, however, generally will not be considered to result in a constructive dividend.

Sale or Exchange of Common Stock

      Upon the sale or exchange of common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such U.S. Holder’s adjusted tax basis in the common stock. Such gain or loss will be capital and will be long-term capital gain or loss if the U.S. Holder’s holding period in common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders will generally be subject to tax rates lower than the rates applicable to ordinary income. A U.S. Holder’s basis and holding period in common stock received upon conversion of a Note are determined as discussed above under “— Conversion of the Notes.” The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding treatment of capital gains and losses.

      The registration of the common stock issuable upon conversion of the Notes will not constitute a taxable exchange for U.S. federal income tax purposes and, thus, a U.S. Holder will not recognize any gain or loss upon such registration.

Non-U.S. Holders

Taxation of Interest

      In general, subject to the discussion below concerning backup withholding, payments of interest on the Notes by us or any paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to the 30% U.S. withholding tax discussed below, provided that the Non-U.S. Holder:

•	does not own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

•	is not a “controlled foreign corporation” that is, directly or indirectly, related to us;

•	is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	meets the certification requirements described below.

      Interest on Notes not excluded from U.S. withholding tax as described above generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the Non-U.S. Holder meets the certification requirements described below.

      To satisfy the certification requirements referred to above either (1) the beneficial owner of a Note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is not a U.S. person and must provide such owner’s name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that the certificate referred to in (1) above has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8BEN or a successor form, under penalties of perjury, that it is not a U.S. person and provides its name and address or a financial institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

      If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if interest on the Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder (including any original issue discount). If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax on a net income basis only if it is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business or, as applicable, attributable to a U.S. permanent establishment, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax discussed above. To claim this exemption from withholding, the Non-U.S. Holder must provide us with a properly executed IRS Form W-8ECI or successor form, certifying that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Conversion of the Notes

      Except as set forth herein, a Non-U.S. Holder will not recognize gain upon the conversion of a Note. The amount of any cash and the fair market value of any common stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest will be treated as described above under “— Non-U.S. Holders — Taxation of Interest.” To the extent a Non-U.S. Holder receives cash upon conversion of a Note, such cash may give rise to gain that would be subject to the rules described under “— Non-U.S. Holders — Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock,” below.

Dividends

      Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable). In order to obtain a reduced rate of withholding on dividends, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. If the dividend is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, the dividend will not be subject to withholding tax, but will be subject to U.S. federal income tax on a net income basis in the same manner that applies to U.S. Holders generally, provided the Non-U.S. Holder provides a Form W-8ECI as discussed above. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional branch profits tax at a rate of 30% (or a lower treaty rate).

Constructive Dividends

      The conversion price of the Notes is subject to adjustment under certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to Non-U.S. Holders of the Notes. See “— U.S. Holders — Constructive Dividends for Holders of Notes and Common Stock” above. In such case, the deemed distribution would be subject to the rules described above regarding withholding of U.S. federal income tax on dividends in respect of common stock. It is possible that any withholding tax on the constructive dividend would be withheld from interest paid to Non-U.S. Holders of the Notes. Non-U.S. Holders who are subject to withholding tax in this circumstance should consult their own tax advisor regarding a refund of all or a part of the withholding tax.

Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock

      If a Non-U.S. Holder requires us to repurchase a Note or we redeem a Note of a Non-U.S. Holder, any cash received by such Non-U.S. Holder attributable to accrued but unpaid interest not previously included in income of the Non-U.S. Holder will be subject to the rules described under “— Taxation of Interest” and succeeding paragraphs.

      Except as set forth under “— Conversion of the Notes” above, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, repurchase or other disposition of a Note or the sale or exchange of common stock unless:

(1) the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder;

(2) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met; or

(3) we are characterized as a United States real property holding corporation and the Non-U.S. Holder does not qualify for certain exemptions.

      If a Non-U.S. Holder falls under clause (1) above, such Non-U.S. Holder generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder. If a Non-U.S. Holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. Holder and, in addition, may be subject to branch profits tax on its effectively connected earnings and profits (subject to certain adjustments) at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). If an individual Non-U.S. Holder falls under clause (2) above, such Non-U.S. Holder generally will be subject to a 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). If you are subject to U.S. tax on the disposition of the Notes, please see the discussion above “— Sale, Exchange, Redemption or Repurchase of Notes” regarding the calculation of your gain. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of Notes or common stock are urged to consult their tax advisors as to the tax consequences of such disposition. We are not, and do not anticipate becoming, a U.S. real property holding corporation.

      Certain U.S. Federal Estate Tax Considerations. A Note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that Note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Backup Withholding and Information Reporting

      The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by backup withholding rules. These rules require payors to withhold tax from payments subject to information reporting if the recipient fails to provide the recipient’s taxpayer identification number to the payor, furnishes an incorrect taxpayer identification number or repeatedly fails to report interest or dividends on the recipient’s returns. The backup withholding rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Payments of interest or dividends to non-corporate U.S. Holders of Notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

      Payments made to U.S. Holders by a broker upon a sale of Notes or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Backup withholding will not apply to payments of interest and dividends to a Non-U.S. Holder who certifies its non-U.S. status by providing an IRS Form W-8BEN or other appropriate form to us or our paying agent, unless the payor knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption from backup withholding. The certification procedures required to claim an exemption from withholding tax on interest described under “— Taxation of Interest” will satisfy the certification requirements necessary to exempt the Non-U.S. Holder from backup withholding as well. Information reporting generally will not apply to payments of dividends and interest to a Non-U.S. Holder.

      Payments made to a Non-U.S. Holder upon a sale of Notes or common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies as to its non-U.S. status as described above or otherwise establishes an exemption, and the broker does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that the conditions of an exemption are not in fact satisfied. Payments made to a Non-U.S. Holder upon a sale of Notes or common stock to or through a foreign office of a U.S. broker will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary or such Non-U.S. Holder otherwise establishes an exemption. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exemption may not apply, however, if the foreign broker is owned or controlled by U.S. persons or engaged in a U.S. trade or business.

      Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides or is organized.

      Any amounts withheld from a payment to a U.S. Holder or a Non-U.S. Holder of Notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder or Non-U.S. Holder and may entitle the U.S. Holder or Non-U.S. Holder to a refund, provided the required information is furnished to the IRS.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult its own tax advisor as to the particular U.S. federal, state and local tax consequences of purchasing, holding and disposing of the

Notes and holding or disposing of our common stock into which the Notes may be converted. Tax advisors should also be consulted as to the U.S. estate, gift, and excise tax consequences and the foreign tax consequences of purchasing, holding or disposing of our Notes and holding or disposing of our common stock, as well as the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

      On March 31, 2004, we issued and sold $100,000,000 in aggregate principal amount of the Notes to Deutsche Bank Securities Inc. and Credit Suisse First Boston, LLC to whom we refer to as the “initial purchasers,” in a transaction exempt from the registration requirements of the federal securities laws. On April 27, 2004, we issued and sold an additional $25,000,000 in aggregate principal amount of the Notes to Deutsche Bank Securities Inc. pursuant to its exercise of an option that we granted to it to purchase additional Notes. The initial purchasers represented to us that they would offer and sell the Notes to persons that they reasonably believed to be qualified institutional buyers, as defined by Rule 144A under the Securities Act. The registration rights agreement that we have entered into with the initial purchasers requires us to file a shelf registration statement, of which this prospectus is a part, to register the resales by the selling securityholders of the Notes and the shares of common stock issuable upon conversion of the Notes. A failure to file the registration statement, or to comply with certain other of our obligations under the registration rights agreement, will require us to pay liquidated damages to the holders of the Notes.

      The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of common stock issuable upon conversion of the Notes. Only those Notes and shares of common stock issuable upon conversion of the Notes listed below or in any supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

      The following table sets forth information about the principal amount of Notes and the number of shares of common stock issuable upon conversion of the Notes that may be offered for each selling securityholder’s account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus. The number of shares of common stock shown in the table below assumes conversion of the full amount of Notes held by such holder at the initial conversion rate of approximately 153.6098 shares per $1,000 principal amount of Notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. To our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years, except as described in this prospectus or a prospectus supplement.

			Shares of	Shares of
	Principal Amount		Common Stock	Common Stock
	of Notes	Percentage of	Beneficially	Issuable Upon	Percentage
	Beneficially Owned	Notes	Owned Prior to	Conversion that	Owned After
Name	that May Be Sold	Outstanding(1)	Conversion(1)	May Be Sold	Conversion

CNH CA Master Account L.P.(2)	$1,000,000	*	—	153,610	*
Deutsche Bank Securities, Inc.	51,550,000	41.2%	—	7,918,585	4.1%
Radcliffe SPC Ltd.(3)	2,000,000	1.6%	—	307,220	*
All other holders of Notes or future transferees, pledgees, donees or successors of any holder(4)(5)	70,450,000	56.4%	—	10,821,811	5.5%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P., and has sole voting and disposition power over the Notes. The principals of the advisor are Robert Krail, Mark Mitchell and Todd Pulrino.

(3)	Pursuant to an investment management agreement, RG Capital Management L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Notes. RGC Management Company, LLC is the general partner of RG Capital Management L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management L.P., RGC Management Company, LLC, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Notes.

(4)	Information concerning other selling securityholders of the Notes and the common stock issuable upon conversion of the Notes will be set forth in prospectus supplements from time to time, if and when necessary.

(5)	Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion price of approximately 153.6098 shares per $1,000 principal amount of the Notes.

      The above table has been prepared based upon information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their Notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided us information. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling securityholders may offer some or all of their Notes or common stock pursuant to the offering contemplated by this prospectus. Additionally, the conversion ratio of the Notes is subject to adjustment and therefore the number of shares of common stock issuable upon conversion of the Notes may increase or decrease. Accordingly, we cannot give an estimate as to the amount of the Notes or common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon the termination of this offering.

PLAN OF DISTRIBUTION

      The Notes and the common stock issuable upon conversion of the Notes may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the common stock issuable upon conversion of the Notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and the common stock issuable upon conversion of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Notes and the common stock issuable upon the conversion of the Notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the

Exchange Act. If the Notes and the common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The Notes and the common stock issuable upon conversion of the Notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes and common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with the sales of Notes and the common stock issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of Notes or the common stock issuable upon conversion of the Notes in the course of hedging their positions. The selling securityholders may also sell the Notes and common stock issuable upon conversion of the Notes short and deliver Notes and the common stock issuable upon conversion of the Notes to close out short positions, or loan or pledge Notes or the common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and the common stock issuable upon conversion of the Notes.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the common stock issuable upon conversion of the Notes.

      At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions, concessions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

      Our common stock trades on the American Stock Exchange under the symbol “GW.” We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotations system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes. See “Risk Factors — Risk Related to the Notes — An active trading market for the Notes may not develop.”

      We cannot be certain that any selling securityholder will sell any or all of the Notes or the common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any Note or common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and the common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

      The selling securityholders and any other person participating in the sale of Notes or the common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and the common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the common stock issuable upon conversion of the Notes. This may affect the marketability of the Notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and the underlying common stock.

      We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      The validity of the Notes offered by this prospectus and our common stock issuable upon conversion of the Notes have been passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Grey Wolf, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm incorporated by reference herein.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

   Grey Wolf, Inc.

$125,000,000

Floating Rate Contingent Convertible

Senior Notes Due 2024
and
Common Stock Issuable upon Conversion
of the Notes

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following tables sets forth the expenses in connection with the offering described in this registration statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee	$15,838
Printing Costs	20,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	20,000
Miscellaneous	10,000

Total	$115,838

Item 15.	Indemnification of Directors and Officers.

      Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director’s capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

•	a breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

•	any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	an act or omission for which the liability of a director is expressly provided by an applicable statute.

      Article 10 of our amended and restated Articles of Incorporation states that no director shall be liable to us or our shareholders for monetary damages for an act or omission in the director’s capacity as a director, provided, however, that such Article shall not eliminate or limit the liability of a director to the extent the director is found liable for the actions, omissions or conduct listed above.

      In addition, Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

      The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

•	conducted himself in good faith;

•	reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

      A person may be indemnified under Article 2.02-1 of the TBCA against

•	judgments,

•	penalties (including excise and similar taxes),

•	fines,

•	settlements, and

•	reasonable expenses actually incurred by the person (including court costs and attorneys’ fees).

      However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

      Under Article 2.02-1 of the TBCA a corporation may:

•	indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors;

•	indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law;

•	purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

      Our Bylaws substantively provide that directors and officers of the company will be indemnified to the fullest extent permitted by the TBCA.

      The company maintains directors’ and officers’ insurance. The company has entered into agreements to indemnify its executive officers regarding liabilities that may result from such officer’s service as an officer or director of the company.

Item 16.	Exhibits.

Exhibit
Number		Description

3.1	—	Articles of Incorporation of Grey Wolf, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Form 10-Q dated May 12, 1999).
3.2	—	By-Laws of Grey Wolf, Inc., as amended (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated March 23, 1999).
4.1	—	Rights Agreement dated as of September 21, 1998, by and between the Company and American Stock Transfer and Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed September 22, 1998).
4.2	—	Indenture dated as of March 31, 2004, relating to the Floating Rate Contingent Convertible Senior Notes Due 2024, between the Company, the Guarantors and JPMorgan Chase Bank, a New York Banking Corporation, as Trustee (incorporated herein by reference to Exhibit 4.1 to Form 10-Q dated May 5, 2004).

Exhibit
Number			Description

4.3		—	Registration Rights Agreement dated as of March 31, 2004, by and between the Company, the Guarantors, Deutsche Bank Securities Inc. and Credit Suisse First Boston, LLC (incorporated herein by reference to Exhibit 4.2 to Form 10-Q filed May 5, 2004).
*5	.1	—	Opinion of Porter & Hedges, L.L.P.
*8	.1	—	Tax Opinion of Porter & Hedges, L.L.P.
*12	.1	—	Computation of Ratios of Earnings to Fixed Charges.
*23	.1	—	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
*23	.2	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1).
*23	.3	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 8.1).
*24	.1	—	Powers of Attorney (included on signature pages).
*25	.1	—	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith.

Item 17.	Undertakings.

      The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF, INC.

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf, Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Grey Wolf, Inc. in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 25, 2004

/s/ FRANK M. BROWN Frank M. Brown	Director	June 25, 2004

Signature	Title	Date

/s/ WILLIAM T. DONOVAN William T. Donovan	Director	June 25, 2004

/s/ JAMES K. B. NELSON James K. B. Nelson	Director	June 25, 2004

/s/ ROBERT E. ROSE Robert E. Rose	Director	June 25, 2004

/s/ STEVEN A. WEBSTER Steven A. Webster	Director	June 25, 2004

/s/ WILLIAM R. ZIEGLER William R. Ziegler	Director	June 25, 2004

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF DRILLING COMPANY L.P.

By:	Grey Wolf Holdings Company,

its sole general partner

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf Drilling Company L.P. to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Grey Wolf Holdings Company, the sole general partner of Grey Wolf Drilling Company, L.P., in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ EDWARD S. JACOB, III Edward S. Jacob, III	Director	June 25, 2004

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF LLC

By:	Grey Wolf Holdings Company,

its sole member

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf LLC to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Grey Wolf Holdings Company, the sole member of Grey Wolf LLC, in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ EDWARD S. JACOB, III Edward S. Jacob, III	Director	June 25, 2004

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF HOLDINGS COMPANY

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf Holdings Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Grey Wolf Holdings Company in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ EDWARD S. JACOB, III Edward S. Jacob, III	Director	June 25, 2004

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF MEXICO HOLDINGS LLC

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Manager

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints David W. Wehlmann, Donald J. Guedry, Jr., and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf Mexico Holdings LLC to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons at Grey Wolf Mexico Holdings LLC in the capacities and on the dates indicated

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Manager	June 25, 2004

/s/ DONALD J. GUEDRY, JR. Donald J. Guedry, Jr.	Manager	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

MURCO DRILLING CORPORATION

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and William E. Chiles and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Murco Drilling Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Murco Drilling Corporation in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ EDWARD S. JACOB, III Edward S. Jacob, III	Director	June 25, 2004

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

GREY WOLF INTERNATIONAL, INC.

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf International, Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at Grey Wolf International, Inc. in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ RONALD G. HALE Ronald G. Hale	Director	June 25, 2004

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

DI/PERFENSA INC.

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and William E. Chiles and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable DI/Perfensa Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at DI/Perfensa Inc. in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

Signature	Title	Date

/s/ RONALD G. HALE Ronald G. Hale	Director	June 25, 2004

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 25, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2004.

DI ENERGY, INC.

By:	/s/ DAVID W. WEHLMANN

David W. Wehlmann,
Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable DI Energy, Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons at DI Energy, Inc. in the capacities and on the dates indicated

Signature	Title	Date

/s/ THOMAS P. RICHARDS Thomas P. Richards	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004

/s/ EDWARD S. JACOB, III Edward S. Jacob, III	Director	June 25, 2004

Signature	Title	Date

/s/ DAVID W. WEHLMANN David W. Wehlmann	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 25, 2004

/s/ MERRIE S. COSTLEY Merrie S. Costley	Vice President and Controller (Principal Accounting Officer)	June 25, 2004

INDEX TO EXHIBITS

Exhibit
Number		Description

3.1	—	Articles of Incorporation of Grey Wolf, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Form 10-Q dated May 12, 1999).
3.2	—	By-Laws of Grey Wolf, Inc., as amended (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated March 23, 1999).
4.1	—	Rights Agreement dated as of September 21, 1998, by and between the Company and American Stock Transfer and Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K filed September 22, 1998).
4.2	—	Indenture dated as of March 31, 2004, relating to the Floating Rate Contingent Convertible Senior Notes Due 2024, between the Company, the Guarantors and JPMorgan Chase Bank, a New York Banking Corporation, as Trustee (incorporated herein by reference to Exhibit 4.1 to Form 10-Q dated May 5, 2004).
4.3	—	Registration Rights Agreement dated as of March 31, 2004, by and between the Company, the Guarantors, Deutsche Bank Securities Inc. and Credit Suisse First Boston, LLC (incorporated herein by reference to Exhibit 4.2 to Form 10-Q dated May 5, 2004).
*5.1	—	Opinion of Porter & Hedges, L.L.P.
*8.1	—	Tax Opinion of Porter & Hedges, L.L.P.
*12.1	—	Computation of Ratios of Earnings to Fixed Charges.
*23.1	—	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
*23.2	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1).
*23.3	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 8.1).
*24.1	—	Powers of Attorney (included on signature pages).
*25.1	—	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

* Filed herewith.